Exhibit 10.30

Please review this agreement and scroll to the bottom to accept or to return to the Equity Compensation Web

TRAVELERS
STOCK OPTION GRANT NOTIFICATION AND AGREEMENT

(This award must be accepted by 11:59 p.m. (Eastern Time) on
               , 20    , or it will be forfeited. Refer below to Section 15.)

Participant:		Grant Date:	XXXXXXX

Number of Shares:		Grant Price:

Expiration Date:	XXXXXXX	Vesting Date:	XXXXXXX

1. Grant of Option. This option is granted pursuant to The Travelers Companies Inc. Amended and Restated 2004 Stock Incentive Plan (the “Plan”), by The Travelers Companies, Inc. (the “Company”) to you as an employee of the Company or an affiliate of the Company (together, the “Travelers Group”). The Company hereby grants to the Participant as of the Grant Date a non-qualified stock option (the “Option”) to purchase the number of shares set forth above of the Company’s common stock, no par value (“Common Stock”), at an option price per share (the “Grant Price”) set forth above, pursuant to the Plan, as it may be amended from time to time, and subject to the terms, conditions, and restrictions set forth herein, including, without limitation, the conditions set forth in Section 5.

2. Terms and Conditions. The terms, conditions, and restrictions applicable to the Option are specified in the Plan, this grant notification and agreement, including Exhibit A (the “Award Agreement”), and the prospectus dated January 29, 2010 (titled “Travelers Equity Awards”) and any applicable prospectus supplement (together, the “Prospectus”). The terms, conditions and restrictions in the Plan and Prospectus include, but are not limited to, provisions relating to amendment, vesting, cancellation, and exercise, all of which are hereby incorporated by reference into this Award Agreement to the extent not otherwise set forth herein.

By accepting the Option, the Participant acknowledges receipt of the Prospectus and that he or she has read and understands the Prospectus.

The Participant understands that the Option and all other incentive awards are entirely discretionary and that no right to receive an award exists absent a prior written agreement with the Company to the contrary. The Participant also understands that the value that may be realized, if any, from the Option is contingent, and depends on the future market price of the Common Stock, among other factors. The Participant further confirms his or her understanding that the Option is intended to promote employee retention and stock ownership and to align employees’ interests with those of shareholders, is subject to vesting conditions and will be cancelled if the vesting conditions are not satisfied. Thus, the Participant understands that (a) any monetary value assigned to the Option in any communication regarding the Option is contingent, hypothetical, or for illustrative purposes only, and does not express or imply any promise or intent by the Company to deliver, directly or indirectly, any certain or determinable cash value to the Participant; (b) receipt of the Option or any incentive award in the past is neither an indication nor a guarantee that an incentive award of any type or amount will be made in the future, and that absent a written agreement to the contrary, the Company is free to change its practices and policies regarding incentive awards at any time; and (c) vesting may be subject to confirmation and final determination by the Company’s Board of Directors or its Compensation Committee (the “Committee”) that the vesting conditions have been satisfied. The Participant shall have no rights as a stockholder of the Company with respect to any shares covered by the Option unless and until the Option vests, is properly exercised and shares of Common Stock are issued.

3. Vesting. The Option shall vest in full and become exercisable on the Vesting Date set forth above, provided the Participant remains continuously employed within the Travelers Group. The Option shall in all events expire on the tenth (10th) anniversary of the Grant Date set forth above. If the Participant has a termination of, or break in, employment prior to exercise or expiration of the Option, the Participant’s rights are determined under the Option Rules of

Exhibit A.

4. Exercise of Option. The Option may be exercised in whole or in part by the Participant after the Vesting Date upon notice to the Company together with provision for payment of the Grant Price and applicable withholding taxes. Such notice shall be given in the manner prescribed by the Company and shall specify the date and method of exercise and the number of shares being exercised. The Participant acknowledges that the laws of the country in which the Participant is working at the time of grant or exercise of the Option (including any rules or regulations governing securities, foreign exchange, tax, or labor matters) or Company accounting or other policies dictated by such country’s political or regulatory climate, may restrict or prohibit any one or more of the stock option exercise methods described in the Prospectus, that such restrictions may apply differently if the Participant is a resident or expatriate employee, and that such restrictions are subject to change at any time. The Committee may suspend the right to exercise the Option during any period for which (a) there is no registration statement under the Securities Act of 1933, as amended, in effect with respect to the shares of Common Stock issuable upon exercise of the Option, or (b) the Committee determines, in its sole discretion, that such suspension would be necessary or advisable in order to comply with the requirements of (i) any applicable federal securities law or rule or regulation thereunder; (ii) any rule of the New York Stock Exchange or other self-regulatory organization; or (iii) any other federal or state law or regulation (an “Option Exercise Suspension”).

5. Grant Conditioned on Principles of Employment Agreement.

(a)  Notwithstanding any contrary provision in this grant notification and agreement, the grant of the Option shall not be effective and shall be null and void unless the Participant has agreed, in the manner prescribed by the Company and no later than the date immediately preceding the Grant Date, to be bound by the Company’s Principles of Employment Agreement in effect on the date immediately preceding the Grant Date (the “POE Agreement”), as published on the Company’s intranet site or previously distributed in hard copy to Participant.

(b)  By accepting the Option, the Participant agrees that the POE Agreement shall supersede and replace the form of Principles of Employment Agreement contained or referenced in any prior equity award made by the Company to the Participant, and, accordingly, such prior equity award shall become subject to the terms and conditions of the POE Agreement.

(c)  In the case of a Participant who has received this grant upon or in connection with the commencement of his or her employment with the Travelers Group, 5(a) and 5(b) shall not apply. While the grant to such Participant is not conditioned on prior execution of the POE Agreement, the Participant shall forfeit the grant and it shall be cancelled and of no further force and effect if the Participant fails to sign and deliver the POE Agreement to the Company by the deadline set forth in his or her offer letter or employment agreement, or in the absence of such deadline, by the close of the fifth (5th) business day of his or her employment with the Travelers Group.

6. Acceptance of Exhibit A - Option Rules. The Participant agrees to be bound by the terms of the Option Rules set forth in Exhibit A (“Option Rules”).

7. Acceptance of Non-Solicitation Conditions. The Participant agrees to be bound by the following conditions (the “Non-Solicitation Conditions”):

(a) The Company and the Participant understand, intend and agree that the Non-Solicitation Conditions of this Section 7 are intended to protect the Travelers Group against the Participant raiding its employees and/or its business during the twelve (12) month period (the “Restricted Period”) following the date of the conclusion of the Participant’s employment with the Travelers Group (whether voluntary or involuntary) as reflected on the books and records of the Travelers Group (the “Termination Date”), while recognizing that after the Termination Date, the Participant is still permitted to freely compete with the Travelers Group, except to the extent “Confidential Information” (which means any technical or business information developed by, for, or at the expense of the Travelers Group, or assigned or entrusted to the Travelers Group, unless such information is generally known outside of the Travelers Group) is used in such solicitation and subject to certain restrictions set forth below. Further, nothing in this Section 7 is intended to grant or limit any rights or claims as to any future employer of the Participant.

(b) During the Restricted Period, the Participant will not seek to recruit or solicit, or assist,

participate in or promote the recruiting or solicitation of, interfere with, attempt to influence or otherwise affect the employment of any person who was or is employed by the Travelers Group at any time during the last three months of the Participant’s employment or during the Restricted Period. Further, the Participant shall not, on behalf of himself or herself or any other person, hire, employ or engage any such person. The Participant shall not directly engage in the aforesaid conduct through a third party for the purpose of colluding to avoid the restrictions in this Section 7. However, the Non-Solicitation Conditions do not preclude the Participant from directing a third party (including but not limited to employees of his/her subsequent employer or a search firm) to broadly solicit, recruit, and hire individuals, some of whom may be employees of the Travelers Group, provided that the Participant does not specifically direct such third party specifically to target employees of the Travelers Group generally or specific individual employees of the Travelers Group.

(c) If, after the Termination Date, the Participant accepts a position as an employee, consultant or contractor with a direct competitor of the Company, then, during the Restricted Period, the Participant will not use Confidential Information to seek to recruit or solicit, or assist, participate in or promote the recruiting or solicitation of, interference with, attempt to influence or otherwise affect any person or entity who is a client, customer, policyholder, or agent of the Travelers Group, to discontinue business with the Travelers Group, and/or move that business elsewhere. The Participant also agrees not to be directly and personally involved in the negotiation, competition for, solicitation or execution of any individual book roll over(s) or other book of business transfer arrangements involving the transfer of business away from Travelers Group, at any time after the Termination Date, even if Confidential Information is not involved. The Participant may, at any time after the Termination Date, direct a third party (including but not limited to employees of his/her subsequent employer) to negotiate, compete for, solicit and execute such book roll over(s) or other book of business transfer arrangements, provided that (i) Confidential Information is not involved, (ii) the Participant is not personally and directly involved in such activities, and (iii) the Participant does not direct such third party specifically to target agents of the Travelers Group.

(d) Subject to the non-competition obligations in the Option Rules that apply to Participants meeting the “Retirement Rule,” at any time after the Termination Date, the Participant may otherwise freely compete with the Travelers Group, including but not limited to competing on an account by account or deal by deal basis, to the extent that he or she does not violate the provisions of subsection (c) above.

8. Forfeiture of Option Awards.

(a) The Participant acknowledges and agrees as follows:

(i) The Participant acknowledges that the receipt of the Option, constitutes good, valuable and independent consideration for the Participant’s acceptance of and compliance with the provisions of the Award Agreement, including the forfeiture and recapture provision below, and the Non-Solicitation Conditions.

(ii) The Participant acknowledges that his or her rights with respect to the Option are conditioned on his or her timely acceptance of the POE Agreement and his or her compliance with the POE Agreement at all times thereafter.

(b) The Participant agrees that, during the term of his or her employment with the Travelers Group and during the Restricted Period, if the Participant breaches the Non- Solicitation Conditions and/or the POE Agreement, in addition to all rights and remedies available to the Company at law and in equity (including without limitation those set forth in the Option Rules for involuntary termination), the Participant will immediately forfeit any award issued pursuant to this Award Agreement that has not yet been paid, exercised or vested. The Company may also recapture from the Participant any and all compensatory value that the Participant received for the last twelve (12) months of his or her employment and through the end of the Restricted Period from any such award (including without limitation the amount of any cash payment made to the Participant upon exercise or settlement of the award, and/or the amount included as compensation in the taxable income of the Participant upon vesting or exercise of the award). The Participant will promptly pay the full amount due upon demand by the Company, in the form of cash or shares of Common Stock at current fair market value.

(c) The forfeiture and recapture remedies under paragraph (b) shall not limit or modify the

Company’s rights and remedies with respect to any breaches of the Award Agreement at any time after the end of the Restricted Period.

(d) The Option Rules provide an extended exercise period following the Participant’s Termination Date if the Participant meets the Retirement Rule which, among other conditions, may require that the Participant not engage in any activities that compete with the business operations of the Travelers Group prior to exercise (such non-compete condition may extend beyond the Restricted Period). The remedies for a violation of such non-compete conditions are specified in the Option Rules and are in addition to any remedies of the Travelers Group under this Section 8.

(e) Except to the extent prohibited by law, an outstanding Award may be forfeited, and the compensatory value received under the Award may be subject to recoupment by the Company, in accordance with the policies of the Company in effect from time to time with respect to forfeiture and recoupment of bonus payments, retention awards, cash or stock-based incentive compensation or awards, or similar forms of compensation, and the terms of any such policy, while it is in effect, are incorporated herein by reference.

9. Consent to Electronic Delivery. In lieu of receiving documents in paper format, the Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other agreements, forms and communications) in connection with this and any other prior or future incentive award or program made or offered by the Company or its predecessors or successors. Electronic delivery of a document to the Participant may be via a Company e-mail system or by reference to a location on a Company intranet site to which the Participant has access.

10. Administration. In administering the Plan, or to comply with applicable legal, regulatory, tax, or accounting requirements, it may be necessary for a member of the Travelers Group to transfer certain Participant data to another member of the Travelers Group, or to its outside service providers or governmental agencies. By accepting the Option, the Participant consents, to the fullest extent permitted by law, to the use and transfer, electronically or otherwise, of his or her personal data to such entities for such purposes.

11. Entire Agreement/Amendment/Survival/Assignment. The terms, conditions and restrictions set forth in the Plan, this Award Agreement and the Prospectus, constitute the entire understanding between the parties hereto regarding the Option and supersede all previous written, oral, or implied understandings between the parties hereto about the subject matter hereof. This Award Agreement may be amended by a subsequent writing (including e-mail or electronic form) agreed to between the Company and the Participant. Section headings herein are for convenience only and have no effect on the interpretation of this Award Agreement. The provisions of the Award Agreement that are intended to survive the Termination Date of a Participant shall survive such date. The Company may assign this Award Agreement and its rights and obligations hereunder to any current or future member of the Travelers Group.

12. No Right to Employment. The Participant agrees that nothing in this Award Agreement constitutes a contract of employment with the Company for a definite period of time. The employment relationship is “at will,” which affords the Participant or the Company the right to terminate the relationship at any time for any reason or no reason not otherwise prohibited by applicable law. The Company retains the right to decrease the Participant’s compensation and/or benefits, transfer or demote the Participant or otherwise change the terms or conditions of the Participant’s employment with the Company.

13. Transfer Restrictions. The Participant may not sell, assign, transfer, pledge, encumber or otherwise alienate, hypothecate or dispose of the Option or his or her right under the Option to receive shares of Common Stock, except as otherwise provided in the Prospectus.

14. Conflict. In the event of a conflict between the Plan, the Award Agreement and/or the Prospectus, the documents shall control in that order (that is, the Plan, the Award Agreement and the Prospectus).

15. Acceptance and Agreement by the Participant; Forfeiture upon Failure to Accept. By clicking the button after the text of Exhibit A, the Participant accepts the Option and agrees to be bound by the terms, conditions, and restrictions set forth in the Award Agreement. The Participant’s rights under the Option will lapse at 12:00 a.m. (Eastern Time) on XXXXXXX, and the Option will be forfeited on such date if the Participant does not accept the Option by clicking the button on or before 11:59 p.m. (Eastern Time) on XXXXXXX. In the case of a grant issued upon or in connection with commencement of employment with the Travelers Group, forfeiture may occur as of the date referenced or specified in Section 5(c) of this grant and notification agreement if the Participant has not by then agreed to be bound by the POE Agreement.  In the case of any other grant, this grant is null and void if the Participant has not by the date immediately preceding the Grant Date agreed to be bound by the POE Agreement.  For the avoidance of doubt, the Participant’s failure to accept the Award Agreement shall not affect his or her continuing obligations under any other agreement between the Company and the Participant.

16. Governing Law. The Award Agreement shall be legally binding and shall be executed and construed and its provisions enforced and administered in accordance with the laws of the State of Minnesota.

EXHIBIT A - Option Rules

To Travelers’ Stock Option Grant Notification and Agreement

When you leave the Company

References to “you” or “your” are to the Participant. “Termination Date” is defined in Section 7(a) of the Award Agreement and means the date of the conclusion of your employment with the Travelers Group (whether voluntary or involuntary) as reflected on the books and records of the Travelers Group.

If you terminate your employment or if there is a break in your employment, your Option may be cancelled before the end of the vesting period and the vesting and exercisability of your Option may be affected.

The provisions in the chart below apply to Options granted under the Plan. Special rules apply for vesting and exercisability of your Option in cases of termination of employment if you satisfy certain age and years of service requirements (“Retirement Rule”), as set forth in “Retirement Rule” below.

If any Option exercisability period set forth in the chart below or under “Retirement Rule” below would otherwise expire during an Option Exercise Suspension, the Option shall remain exercisable for a period of 30 days after the Option Exercise Suspension (as defined in Section 4 of the Award Agreement) is lifted by the Company (but no later than the original option expiration date, which is the tenth (10th) anniversary of the Grant Date).

If you:	Here’s what happens to Your Options:

Resign (but do not meet the Retirement Rule)

Vesting stops and unvested options are cancelled effective on the Termination Date. You may exercise your vested options for up to 90 days after the Termination Date but no later than the original option expiration date.

Become disabled (as defined under the Company’s applicable long-term disability plan)

Options continue to vest on schedule through an approved disability leave (which includes approximately 13 weeks of short-term disability and 9 months of long-term disability). Upon the Termination Date after your disability leave period ends (which occurs 9 months after your transition to long-term disability or your transition to unpaid leave if you do not have long-term disability coverage under the long-term disability component of the Travelers disability program), your unvested options will vest immediately, and you may exercise options for up to one year from the Termination Date, but no later than the original option expiration date.

Take an approved personal leave of absence

For the first three months of an approved personal leave, vesting continues. If the approved leave exceeds three months, vesting is suspended until you return to work and remain actively employed for 30 calendar days, after which time vesting will be restored retroactively. Vested options may be exercised during approved leave, but no later than the original option expiration date. If you terminate employment for any reason during the first year of an approved leave, the termination of employment provisions will apply. If the leave exceeds one year, all options will be cancelled immediately.

Are on an approved family leave, medical leave, dependent care leave, military leave, or other statutory leave of absence	Options will continue to vest on schedule, and you may exercise vested options during the leave but no later than the original option expiration date.

Die while employed or following employment while your option is still outstanding	Options fully vest upon death. Your estate may exercise options for up to one year from the date of death but no later than the original option expiration date.

Are terminated involuntarily for gross misconduct or for cause*

Vesting stops and all outstanding options are cancelled on the Termination Date. You may exercise vested options on or before the Termination Date but no later than the original option expiration date.

Are terminated involuntarily other than for gross misconduct or for cause (including under the Company’s applicable separation pay plan or any successor or comparable arrangement)	Vesting stops on the Termination Date. You may exercise vested options for up to 90 days after the Termination Date but no later than the original option expiration date.

While employed and at any time during the Restricted Period, breach the Non-Solicitation Conditions and/or the POE Agreement

As set forth in Section 8 of the Award Agreement, in addition to all rights and remedies available to the Company at law and in equity (including the above rights and remedies relating to involuntary termination), you will immediately forfeit any award to you under the Award Agreement that has not yet been paid, exercised or vested. The Company may also recapture from you any and all compensatory value that you received for the last 12 months of your employment and through the end of the Restricted Period from any such award (including the amount of any cash payment made to you upon exercise or settlement of the award, and/or the amount included as compensation in your taxable income upon vesting or exercise of the award). You will promptly pay the full amount due upon demand, in the form of cash or shares of Common Stock at current fair market value.

* The Committee, in its sole discretion, determines what constitutes “gross misconduct” and “cause.”

Retirement Rule

If, as of your Termination Date, you are at least (i) age 65, (ii) age 62 with one or more full years of service, or (iii) age 55 with 10 or more full years of service, then you meet the “Retirement Rule.” If you are terminated under the Company’s applicable separation pay plan or any successor or comparable arrangement, if any, your Termination Date for purposes of determining whether you qualify under the Retirement Rule is your last day of active employment with the Company.

The Retirement Rule does not apply if you were involuntarily terminated for gross misconduct or for cause. If you retire and do not meet the Retirement Rule, you will be considered to have resigned.

If you are terminated under the Company’s applicable separation pay plan or successor or comparable arrangement, if any, your Termination Date for purposes of determining whether you qualify under the Retirement Rule is your last day of active employment with the Company.

If you:

Meet the Retirement Rule

Unvested options fully vest on the Termination Date. Vested options may be exercised for up to three years from the Termination Date, but no later than the original option expiration date, provided that you do not engage in any activities that compete with the business operations of the Travelers Group, including, but not limited to, working for another insurance company engaged in the property casualty insurance business as either an employee or independent contractor. You are not subject to this non-compete provision if you are terminated involuntarily, or if you are employed in any state where state law prohibits such non-compete provisions, but you remain subject to Sections 7 and 8 of the Award Agreement, and the POE Agreement.

When you exercise any options subject to the Retirement Rule, your exercise will represent and constitute your certification to the Company that you have not engaged in any activities that compete with the business operations of the Travelers Group since your Termination Date. You may be required to provide the Company with other evidence of your compliance with the Retirement Rule as the Company may require.

THE PARTICIPANT’S ACCEPTANCE

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